Exhibit 99.3
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
The following unaudited pro forma combined balance sheet combines the historical consolidated balance sheet of Capri Holdings Limited (and together with its subsidiaries, the “Company,” or "Capri") as of December 29, 2018 with the historical consolidated balance sheet of GIVI Holding S.r.l. (together with its subsidiaries, “GIVI”) as of September 30, 2018, giving effect to the acquisition of Gianni Versace S.p.A. (“Versace”) by the Company (the “Acquisition”) and the related financing transactions (the “Transactions”) on a pro forma basis as if they had been completed on December 29, 2018. The historical financial statements for GIVI are being included in this filing, as GIVI directly held approximately 80% of the outstanding equity interests in Versace immediately prior to the completion of the Acquisition.
The Company operates on a fiscal year that ends on the Saturday closest to March 31, whereas GIVI has a calendar year-end. The unaudited pro forma combined balance sheet and the statements of operations have been prepared utilizing period ends, which differ by less than 93 days, as permitted under the rules of S-X Article 11. The following unaudited pro forma combined statements of operations for the nine months ended December 29, 2018 and the fiscal year ended March 31, 2018 combines the Company’s historical consolidated statements of operations for the periods then ended with the historical consolidated statements of operations of GIVI for the nine months ended September 30, 2018 and the fiscal year ended December 31, 2017, respectively, and gives effect to the Transactions on a pro forma basis as if they had been completed on April 2, 2017. The unaudited pro forma combined financial statements show the impact of the Transactions on the Company’s historical consolidated financial positions and results of operations under the acquisition method of accounting, in accordance with Accounting Standards Codification Topic (“ASC”) 805 “Business Combinations,” with the Company treated as the acquirer of GIVI.
The unaudited pro forma combined financial statements reflect certain adjustments to GIVI’s historical consolidated financial statements to align those financial statements with U.S. generally accepted accounting principles (“U.S. GAAP”) accounting standards and the Company’s accounting policies, as well as certain adjustments to reflect currency translations. These adjustments are based upon the currently available information. Additionally, certain items have been reclassified from GIVI’s historical consolidated financial statements to align the presentation of those financial statements with the Company’s financial statement presentation. These reclassifications were determined based upon the information currently available to the Company, and additional reclassifications may be necessary once the acquisition accounting is completed and additional information is available. The pro forma combined financial statements also include adjustments to exclude investments in GIVI’s former subsidiary Verim S.r.l. (“Verim”) and certain other non-core assets and liabilities (together with the investment in Verim the “Carve out”), which were demerged effective December 30, 2018 and were not acquired by the Company. GIVI’s historical consolidated financial statements, which were prepared in accordance with International Financial Reporting Standard (“IFRS”) as issued by the International Accounting Standards Board, have been reconciled to U.S. GAAP and adjusted to (i) translate the financial statements to U.S. dollars based on historical exchange rates and (ii) to conform to the Company’s financial statement presentation.
The Acquisition will be accounted for as a business combination under the acquisition method of accounting, whereby the assets acquired and liabilities assumed will be measured at their respective fair values as of the date of completion of the Acquisition, with any residual value reflected as goodwill. The determination of the fair values of the net assets acquired, including intangible and net tangible assets, is based upon certain valuations that have not been finalized, and, accordingly, the adjustments to record the assets acquired and liabilities assumed at fair value reflect the Company’s best estimates and are subject to change once further analysis are completed. Under applicable guidance, the Company is not required to finalize its acquisition accounting until all information is available but no later than one year after the Acquisition is completed, and any subsequent adjustments made in connection with the finalization of the Company’s acquisition accounting may be material.
The unaudited pro forma combined statements of operations do not include: (1) any revenue or cost reduction synergies that may be achieved subsequent to the completion of the Acquisition; or (2) the impact of non-recurring items directly related to the Acquisition.
The pro forma combined financial statements are unaudited, are presented for informational purposes only, and are not necessarily indicative of the financial position or results of operations that would have occurred had the Transactions actually been completed as of the dates or at the beginning of the periods presented. In addition, the unaudited pro forma combined financial statements do not purport to project the future consolidated financial position or operating results of the combined company. The unaudited pro forma combined financial statements and the accompanying notes should be read together with:

•
the audited historical consolidated financial statements of the Company for the fiscal year ended March 31, 2018 included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018 (the “Fiscal 2018 Annual Report”);

•
the unaudited historical consolidated financial statements of the Company as of and for the nine months ended December 29, 2018 included in the Company’s Quarterly Report on Form 10-Q for the quarter ended December 29, 2018 (the “Third Quarter Quarterly Report”);

•	the audited historical consolidated financial statements of GIVI as of and for the three years ended December 31, 2017 included in this Current Report on Form 8-K (the “Current Report”);

•	the unaudited historical consolidated financial statements of GIVI as of and for the nine months ended September 30, 2018 included in this Current Report;

•	“Management’s discussion and analysis of financial condition and results of operations,” included in the Fiscal 2018 Annual Report; and

•	“Management’s discussion and analysis of financial condition and results of operations,” included in the Third Quarter Quarterly Report.

UNAUDITED PRO FORMA COMBINED
BALANCE SHEET
As of December 29, 2018
(in Millions)

	December 29, 2018	September 30, 2018
	Capri historical	GIVI historical after reclassifi- cations in EUR	GIVI historical after reclassifi- cations in USD	Carve out (Note 4(a)	IFRS to U.S. GAAP & policy adjustments	Note	Acquisition & Financing adjustments	Note	Pro forma combined
Assets
Current assets
Cash and cash equivalents	$264.5	€29.8	$34.6	$—	$—		$—		$299.1
Receivables, net	291.2	54.8	63.6	—	(2.5)	5(a)	—		352.3
Inventories	764.7	167.8	194.8	—	—		18.9	7(a)	978.4
Prepaid expenses and other current assets	2,119.1	32.4	37.6	—	—		(1,917.6)	7(b,c)	239.1
Total current assets	3,439.5	284.8	330.6	—	(2.5)		(1,898.7)		1,868.9
Property and equipment, net	543.6	73.3	85.1	—	9.6	5(b)	(11.3)	7(d)	627.0
Intangible assets, net	1,132.9	28.4	32.9	—	(26.4)	5(b,c,d)	1,178.2	7(e)	2,317.6
Goodwill	780.0	—	—	—	—		894.5	7(f)	1,674.5
Deferred tax assets	47.2	47.8	55.5	—	(11.3)	5(c,d,e)	(14.4)	7(c,g,h,i)	77.0
Other assets	85.2	36.4	42.3	—	19.9	5(e)	71.3	7(c,i)	218.7
Carve out assets	—	68.4	79.4	(79.4)	—		—		—
Total assets	$6,028.4	€539.1	$625.8	$(79.4)	$(10.7)		$219.6		$6,783.7
Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$329.0	€97.2	$112.8	$—	$(2.5)	5(a)	$28.9	7(g)	$468.2
Accrued payroll and payroll related expenses	99.2	18.4	21.4	—	—		—		120.6
Accrued income taxes	22.5	10.0	11.6	—	—		—		34.1
Short-term debt	579.4	14.8	17.2	—	—		—		596.6
Accrued expenses and other current liabilities	357.3	34.8	40.4	—	—		(3.8)	7(c)	393.9
Total current liabilities	1,387.4	175.2	203.4	—	(2.5)		25.1		1,613.4
Deferred rent	130.6	18.4	21.4	—	—		(14.2)	7(c,j)	137.8
Deferred tax liabilities	181.6	2.5	2.9	—	—		283.9	7(h,k)	468.4
Long-term debt	1,954.7	93.1	108.0	—	—		—		2,062.7
Other long-term liabilities	107.0	20.0	23.3	—	(2.7)	5(f)	33.4	7(i)	161.0
Carve out liabilities	—	30.0	34.8	(34.8)	—		—		—
Total liabilities	3,761.3	339.2	393.8	(34.8)	(5.2)		328.2		4,443.3
Commitments and contingencies
Redeemable noncontrolling interest	—	—	—	—	3.3	5(f)	—		3.3
Shareholders’ equity
Ordinary shares	—	10.0	11.6	—	—		(11.6)	7(l)	—
Treasury shares	(3,223.1)		—	—	—		—		(3,223.1)
Additional paid-in capital	892.4	2.0	2.3	—	—		88.5	7(l,m)	983.2
Accumulated other comprehensive loss	(92.9)	(0.1)	(0.1)	—	(0.4)	5(e)	0.5	7(l)	(92.9)
Retained earnings	4,687.3	144.7	168.0	(44.6)	(7.8)	5(c,d,e)	(136.4)	7(g,l)	4,666.5
Total shareholders’ equity of Capri	2,263.7	156.6	181.8	(44.6)	(8.2)		(59.0)		2,333.7
Noncontrolling interest	3.4	43.3	50.2	—	(0.6)	5(f)	(49.6)	7(n)	3.4
Total equity	2,267.1	199.9	232.0	(44.6)	(8.8)		(108.6)		2,337.1
Total liabilities and shareholders’ equity	$6,028.4	€539.1	$625.8	$(79.4)	$(10.7)		$219.6		$6,783.7
See accompanying notes to the unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED
STATEMENT OF OPERATIONS
For the nine months Ended December 29, 2018
(in Millions, except per share amounts)

	Nine Months Ended
	December 29, 2018	September 30, 2018
	Capri historical	GIVI historical after reclassifi-cations in EUR	GIVI historical after reclassifi- cations in USD	Carve out (Note 4(b))	IFRS to U.S. GAAP & policy adjustments	Note	Acquisition & Financing adjustments	Note	Pro forma combined
Total revenue	$3,894.3	€526.5	$629.1	$—	$0.4	5(g)	$—		$4,523.8
Cost of goods sold	1,507.2	177.8	212.5	—	—		—		1,719.7
Gross profit	2,387.1	348.7	416.6	—	0.4		—		2,804.1
Selling, general and administrative expenses	1,466.0	318.2	380.3	1.6	0.4	5(g)	2.0	8(a)	1,850.3
Depreciation and amortization	160.1	27.3	32.5	(0.4)	1.1	5(c)	9.7	8(b,c)	203.0
Impairment of long lived assets	17.2	14.0	16.7	—	—		—		33.9
Restructuring and other charges	49.2	2.3	2.7	—	—		(11.7)	8(d)	40.2
Total operating expenses	1,692.5	361.8	432.2	1.2	1.5		—		2,127.4
Income (loss) from operations	694.6	(13.1)	(15.6)	(1.2)	(1.1)		—		676.7
Other income, net	(3.7)	(2.7)	(3.2)	0.1	—		—		(6.8)
Interest expense (income), net	21.1	3.9	4.7	(1.0)	—		58.8	9(a)	83.6
Foreign currency loss (gain)	78.5	4.1	4.9	—	—		(72.5)	8(e)	10.9
Income (loss) before provision for income taxes	598.7	(18.4)	(22.0)	(0.3)	(1.1)		13.7		589.0
Provision (benefit) for income taxes	76.0	(5.6)	(6.6)	(1.6)	(0.5)	5(e,h,i)	(4.1)	8(f), 9(b)	63.2
Net income (loss)	522.7	(12.8)	(15.4)	1.3	(0.6)		17.8		525.8
Less: Net (loss) income attributable to noncontrolling interest	(0.9)	(3.0)	(3.6)	—	—		3.7	8(g)	(0.8)
Net income (loss) attributable to Capri	$523.6	€(9.8)	$(11.8)	$1.3	$(0.6)		$14.1		$526.6
Weighted average ordinary shares outstanding:
Basic (in shares)	149,420,087						2,395,170	10	151,815,257
Diluted (in shares)	151,457,921						2,395,170	10	153,853,091
Net income per share:
Basic	$3.50								$3.47
Diluted	$3.46								$3.42
See accompanying notes to the unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED
STATEMENT OF OPERATIONS
For the Year Ended March 31, 2018
(in Millions, except per share amounts)

	Fiscal Year Ended
	March 31, 2018	December 31, 2017
	Capri historical	GIVI historical after reclassifi-cations in EUR	GIVI historical after reclassifi-cations in USD	Carve out (Note 4(a))	IFRS to U.S. GAAP & policy adjustments	Note	Acquisition & Financing adjustments	Note	Pro forma combined
Total Revenue	$4,718.6	€668.0	$753.9	$—	$0.5	5(g)	$—		$5,473.0
Cost of goods sold	1,859.3	219.4	247.6	—	—		—		2,106.9
Gross profit	2,859.3	448.6	506.3	—	0.5		—		3,366.1
Selling, general and administrative expenses	1,766.8	406.1	458.3	1.9	1.2	5(d,g)	2.5	8(a)	2,230.7
Depreciation and amortization	208.6	35.8	40.4	(0.5)	1.2	5(c,d)	15.7	8(b,c)	265.4
Impairment of long-lived assets	32.7	3.0	3.4	—	—		—		36.1
Restructuring and other charges	102.1	3.3	3.7	—	—		—		105.8
Total operating expenses	2,110.2	448.2	505.8	1.4	2.4		18.2		2,638.0
Income (loss) from operations	749.1	0.4	0.5	(1.4)	(1.9)		(18.2)		728.1
Other income, net	(1.7)	(5.9)	(6.6)	0.1	—		—		(8.2)
Interest expense, net	22.3	5.4	6.1	(1.8)	—		78.5	9(a)	105.1
Foreign currency loss (income)	(13.3)	(14.0)	(15.8)	—	—		—		(29.1)
Income (loss) before provision for income taxes	741.8	14.9	16.8	0.3	(1.9)		(96.7)		660.3
Provision (benefit) for income taxes	149.7	0.1	0.1	(0.9)	3.5	5(h,i)	(18.2)	8(f),9(b)	134.2
Net income (loss)	592.1	14.8	16.7	1.2	(5.4)		(78.5)		526.1
Less: Net income (loss) attributable to noncontrolling interest	0.2	3.1	3.5	—	—		(3.3)	8(g)	0.4
Net income (loss) attributable to Capri	$591.9	€11.7	$13.2	$1.2	$(5.4)		$(75.2)		$525.7
Weighted average shares outstanding:
Basic (in shares)	152,283,586						2,395,170	10	154,678,756
Diluted (in shares)	155,102,885						2,395,170	10	157,498,055
Net income per share:
Basic	$3.89								$3.40
Diluted	$3.82								$3.34

See accompanying notes to the unaudited pro forma combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
Note 1 - Description of the Transactions
On December 31, 2018, the Company completed the acquisition of Versace, through the acquisition of GIVI from the Versace family, as well as the acquisition of interests held by certain affiliates of the Blackstone Group L.P. and certain management members of Versace. GIVI directly held approximately 80% of the outstanding equity interests in Versace immediately prior to the completion of the Acquisition. The total consideration was approximately €1.753 billion (or approximately $2.005 billion, based on $1.1437 U.S. Dollars to one (€1) Euro as of December 31, 2018), including the fair value of approximately 2.4 million of Company shares issued to the Versace family at Acquisition. The Acquisition was funded through a combination of borrowings under the Company’s 2018 Term Loan Facility, drawings under the Company’s Revolving Credit Facility and cash on hand (see Note 9 for additional information).
Note 2 - Basis of presentation
The Company operates on a fiscal year that ends on the Saturday closest to March 31, whereas GIVI has a calendar year-end. The unaudited pro forma combined balance sheet and the statements of operations have been prepared utilizing period ends, which differ by less than 93 days, as permitted under the rules of S-X Article 11. The unaudited pro forma financial information has been derived from (x) the consolidated financial statements of the Company for (i) the nine months ended December 29, 2018 and the related notes thereto, included in the Third Quarter Quarterly Report, and (ii) the fiscal year ended March 31, 2018 and the related notes thereto, included in the Fiscal 2018 Annual Report, and (y) the historical consolidated financial statements of GIVI as of and for (i) the nine months ended September 30, 2018 and the related notes thereto, included in this Current Report and (ii) the year ended December 31, 2017 and the related notes thereto, included in this Current Report.
The unaudited pro forma financial information has been prepared using the acquisition method of accounting in accordance with ASC 805 “Business Combinations” with the Company being the accounting acquirer.
The unaudited pro forma combined financial information is based on the Company's and GIVI’s historical consolidated financial statements, as adjusted to give pro forma effect to the Transactions. The pro forma effects relate to events that are (i) directly attributable to the Transactions, (ii) factually supportable and (iii) with respect to the unaudited pro forma combined statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Transactions and certain other adjustments. The final determination of the purchase consideration and purchase accounting will be based on the fair values of the GIVI assets acquired and liabilities assumed at the date of the completion of the Acquisition. The pro forma combined financial statements are also adjusted to exclude the effect of the Carve out, as previously described and further detailed in Note 4.
The unaudited pro forma combined balance sheet combines the Company’s historical consolidated balance sheet as of December 29, 2018 with the historical consolidated balance sheet of GIVI as of September 30, 2018, giving effect to the Transactions on a pro forma basis as if they had been completed on December 29, 2018. The unaudited pro forma combined statements of operations for the nine months ended December 29, 2018 and the fiscal year ended March 31, 2018 combine the Company’s historical consolidated statements of operations for the periods then ended with the historical consolidated income statements of GIVI for the nine months ended September 30, 2018 and the fiscal year ended December 31, 2017, respectively, and give effect to the Transactions on a pro forma basis as if they had been completed on April 2, 2017.
The accounting policies of GIVI under International Financial Reporting Standards as issued by the International Accounting Standards Board ("IFRS"), which are described in Note 1 to the historical consolidated financial statements included in this Current Report, are not significantly different from U.S. GAAP, except for those adjustments discussed further in Note 5 below, which also sets out the translation from Euro amounts into U.S. dollar amounts. Although the adjustments to GIVI’s historical financial statements represent the currently known material adjustments to conform to U.S. GAAP, the accompanying unaudited pro forma IFRS to U.S. GAAP adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analysis are performed. In addition, the accounting policies of the Company may vary materially from those of GIVI. During the preparation of the unaudited pro forma combined financial information, certain conforming adjustments were made based on the initial analysis of the differences in accounting policies. A thorough review of GIVI’s accounting policies will be performed to ensure consistency with the Company’s accounting policies and presentation.

Note 3 - Reclassifications to GIVI’s historical financial information
Certain reclassifications have been made to GIVI’s historical financial statements to conform to Capri’s financial statement presentation. These reclassifications are summarized below (€ in millions):
(a) Reclassifications included in the unaudited pro forma combined balance sheet
Adjustments were made to reclassify GIVI’s historical balance sheet line items to conform to the Company’s financial statement presentation, including to reclassify current tax assets to prepaid expenses and other current assets, as well as to reclassify amounts included in current and non-current provisions for risks, other payables and other current liabilities, employee benefit obligations, and other payables and other non-current liabilities to accrued payroll and payroll related expenses, accrued expenses and other current liabilities, deferred rent and other long-term liabilities. The following table details reclassification adjustments (in millions):

	GIVI before reclassifications September 30, 2018		GIVI after reclassifications September 30, 2018
Current tax assets	€15.6	Prepaid expenses and other current assets	€32.4
Other receivables and other current assets	16.8
Total assets reclassified	€32.4	Total assets reclassified	€32.4

Current provisions for risks and charges	€3.1	Accrued payroll and payroll related expenses	€18.4
Other payable and other current liabilities	50.1	Accrued expenses and other current liabilities	34.8
Non-current provisions for risks and charges	8.9	Deferred rent	18.4
Employee benefit obligations	2.9	Other long term liabilities	20.0
Other payables and other non-current liabilities	26.6
Total liabilities reclassified	€91.6	Total liabilities reclassified	€91.6
 (b) Reclassifications included in the unaudited pro forma combined statements of operations
Adjustments were made to reclassify certain income and expenses reported in GIVI’s historical income statements to conform to the Company’s financial statement presentation, including: to reclassify other income from revenues to other income, net; to reclassify inventory related costs from cost of services to cost of goods sold, to reclassify personnel costs to selling, general and administrative expenses, to separately present impairment of long-lived assets and restructuring and other charges, and to separately present interest expense and foreign currency loss (income) from financial charges (income). The following table details reclassification adjustments (in millions):

	GIVI before reclassifications			GIVI after reclassifications
	Year ended December 31, 2017	Nine months ended September 30, 2018		Year ended December 31, 2017	Nine months ended September 30, 2018
Revenue	€668.0	€526.5	Revenue	€668.0	€526.5
Other income	5.9	2.7
Total revenue	673.9	529.2	Total revenue	668.0	526.5
Raw materials	106.0	84.2	Cost of goods sold	219.4	177.8
	567.9	445.0	Gross profit	448.6	348.7
Cost of services	385.7	295.5	Selling, general and administrative expenses	406.1	318.2
Personnel costs	130.8	109.9	Depreciation and amortization	35.8	27.3
Amortization, depreciation and impairment of fixed assets	39.9	41.2	Impairment of long-lived assets	3.0	14.0
Net impairment losses on financial assets	5.2	5.1	Restructuring and other charges	3.3	2.3
Other costs	—	3.7
Total operating expenses	561.6	455.4	Total operating expenses	448.2	361.8
Income (loss) from operations	6.3	(10.4)	Income (loss) from operations	0.4	(13.1)
			Other income, net	(5.9)	(2.7)
Financial charges (income), net	(8.6)	8.0	Interest expense, net	5.4	3.9
			Foreign currency (income) loss	(14.0)	4.1
Income (Loss) before provision for income taxes	14.9	(18.4)	Income (loss) before provision for income taxes	14.9	(18.4)
Taxes	0.1	(5.6)	Provision for income taxes	0.1	(5.6)
Net income (loss)	€14.8	€(12.8)	Net income (loss)	€14.8	€(12.8)
These reclassifications have no impact on the historical operating income, net income, total assets, liabilities or shareholders’ equity previously reported by GIVI. The pro forma financial information is based on information available as of the date of this Current Report. A thorough review of GIVI’s accounting policies and financial statements may result in additional adjustments to conform to the Company’s financial statement presentation.
Note 4 - GIVI Carve Out Adjustments
On September 24, 2018, the Company signed a stock purchase agreement with certain members of the Versace family and certain affiliates of The Blackstone Group L.P. (the “share purchase agreement”), and a related stock purchase agreement with certain management members of Versace for the acquisition of the outstanding shares of GIVI and of the non-controlling interest in the subgroup Gianni Versace S.p.A. The closing of the acquisition was completed on December 31, 2018.
As a result of the agreements, the assets and liabilities subject to Carve out, comprised of GIVI’s investments in Verim and certain other non-core-assets and liabilities were not transferred to the Company. GIVI transferred the Carve out assets and liabilities to a newly established entity owned by members of the Versace family, Verim Holding S.r.l., by way of a partial demerger effective on December 30, 2018. The following table summarizes the assets and liabilities that meet the criteria to be classified as Carve out asset and liabilities as of September 30, 2018 (in millions):

	Carve Out Assets and Liabilities as of September 30, 2018
	In Euro	In USD
Assets
Current assets
Cash and cash equivalents	€2.8	$3.2
Other receivables and other current assets	1.2	1.4
Total current assets	4.0	4.6

Non-current assets:
Property, plant and equipment	61.3	71.2
Intangible assets	0.3	0.3
Deferred tax assets	0.4	0.5
Other receivables and other non-current assets	2.4	2.8
Total non-current assets	64.4	74.8
Carve out Assets	€68.4	$79.4

Current liabilities;
Trade payables	€1.0	$1.2
Current tax liabilities	0.1	0.1
Bank borrowings and other financial liabilities	0.7	0.8
Other payables and other current liabilities	0.6	0.7
Total current liabilities	2.4	2.8
Non-current liabilities:
Provisions for risks and charges	1.4	1.6
Employee benefit obligations	0.1	0.1
Deferred tax liabilities	4.4	5.1
Bank borrowing and other financial liabilities	21.7	25.2
Total non-current liabilities:	27.6	32.0
Carve out liabilities	€30.0	$34.8
The following adjustments have been made to GIVI’s historical information for the purpose of the pro-forma financial information:

(a)
To eliminate Carve out assets and liabilities of €68.4 million and €30.0 million, respectively, translated to $79.4 million and $34.8 million, respectively, using the exchange rate as of September 30, 2018 of $1.1607 U.S. Dollars to one (€1) Euro.

(b)	To remove the historical statement of operations impact of Carve out for nine months ended September 30, 2018 and the year ended December 31, 2017.
Note 5 - IFRS to U.S. GAAP and accounting policy adjustments
GIVI’s historical consolidated financial statements have been prepared in accordance with IFRS, which differs in certain respects from U.S. GAAP, and are reported in Euro. The unaudited pro forma combined financial information includes the income statement of GIVI from the historical audited consolidated financial statements for the year ended December 31, 2017, prepared in accordance with IFRS as issued by the IASB. The unaudited pro forma combined financial information includes the income statement of GIVI from the historical unaudited consolidated financial statements for the nine months ended September 30, 2018 and the balance sheet of GIVI from the historical unaudited interim consolidated financial statements as of September 30, 2018.
The historical figures have been adjusted to reflect GIVI’s consolidated income statements and balance sheet on a U.S. GAAP basis and translated from Euro to U.S. dollars for the preparation of the unaudited pro forma combined financial information herein. Furthermore, there are differences in the period-end dates for the Company and GIVI, as previously described in Note 2. These differences are within permissible limits for pro forma financial statements.

GIVI’s financial information has been translated as follows:

•
The unaudited pro forma combined statement of operations for the nine months ended September 30, 2018 has been translated using the average exchange rate for the period of $1.1950 U.S. Dollars to one (€1) Euro;

•	The unaudited pro forma combined statement of operations for the year ended December 31, 2017 has been translated using the average exchange rate for 2017 of $1.1286 U.S. Dollars to one (€1) Euro; and

•	The unaudited pro forma combined balance sheet has been translated at the closing rate of $1.1607 U.S. Dollars to one (€1) Euro as of September 30, 2018.
The following adjustments have been made to GIVI’s historical financial information to present it on a U.S. GAAP basis and conform to the Company's accounting policies for the purposes of the pro forma financial information:

(a)	To reclassify cooperative advertising and mark-down payables from trade payables to account receivables;

(b)	To reclassify software from intangible assets, net to property and equipment, net;

(c)	To conform to the Company's accounting policies related to amortization of key money;

(d)	To derecognize the previously capitalized long-lived assets and recognize the associated expense;

(e)	To reverse deferred tax assets related to intercompany profits recorded in accordance with IFRS and recognize a long term asset in accordance with U.S. GAAP;

(f)	To reclassify redeemable noncontrolling interest amount from other long-term liabilities and noncontrolling interest lines to redeemable noncontrolling interest;

(g)	To present advertising contributions, net of cooperative advertising within net sales rather than within selling, general and administrative expenses;

(h)	To reverse the income tax benefit recognized under IFRS with respect to net operating loss deferred tax amounts, which would not result in current period income tax benefit; and

(i)	The tax effect of above adjustments was calculated using the Italy statutory tax rate of 27.9%.
We continue to perform a detailed review of GIVI’s historical financial statements prepared under IFRS. As a result of that review, the Company may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.
Note 6 - Determination of purchase price
The aggregate purchase price paid by the Company to acquire Versace was approximately $2,004.8 million (translated using the exchange rate as of December 31, 2018 of $1.1437 U.S. Dollars to one (€1) Euro) and was comprised of cash, as well as the closing value of the Company's ordinary shares issued to the Versace family, as further described below. The Company has entered into foreign exchange contracts for delivery of Euros to fund the Acquisition cash consideration and to hedge the exposure against changes in the exchange rate (see Note 9).
See below for total amount of purchase consideration at the closing of the Acquisition. The purchase consideration may be subject to future adjustments, such as indemnifications.

Amount (in millions)
Cash consideration paid to Versace stockholders (1)	$1,914.0
Capri share consideration (2)	90.8
Total Consideration	$2,004.8

(1)	Total cash consideration of €1,673.5 million translated using the exchange rate as of December 31, 2018 of $1.1437 U.S. Dollars to one (€1) Euro.

(2)
The Versace family elected to receive 2,395,170 of the Company’s ordinary shares in exchange for a portion of the cash consideration for their interests in GIVI. The closing price of the Company's shares as of December 31, 2018 of $37.92 was used to compute the fair value of the share consideration as of the acquisition date.

Preliminary purchase price allocation
Under the acquisition method of accounting, the estimated purchase price, calculated as described above, was allocated to the identifiable assets acquired and the identifiable liabilities assumed based upon their respective fair values with any excess being allocated to goodwill.
The allocation of the purchase price is preliminary, and the final determination will be based on the fair values of assets acquired and liabilities assumed, including the fair values of identifiable intangible assets and the fair values of liabilities assumed at the date the Acquisition is consummated. The purchase price allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the preliminary purchase price allocation is subject to further adjustments as additional information becomes available and as additional analysis and final valuations are conducted at and following the completion of the Acquisition. The final valuations could differ materially from the preliminary valuations presented below and, as such, no assurances can be provided regarding the preliminary purchase price allocation.

The purchase price allocation was estimated based on GIVI’s historical financial information reflecting IFRS to U.S. GAAP and accounting policy adjustments for pro forma purposes. The following tables summarize the preliminary purchase price allocation to the identifiable assets acquired and liabilities assumed of GIVI as well as the identifiable intangible assets recognized as part of the Acquisition (in millions):

Recognized amounts of identifiable assets acquired and liabilities assumed	As of December 29, 2018
Book value of GIVI’s net assets (1)	$181.9
Elimination of historical intangible assets (2)	(6.5)
Elimination of historical deferred rent (2)	19.1
Elimination of redeemable noncontrolling interest	(3.3)
$191.2

Preliminary estimate of fair value adjustment of net assets acquired
Inventory	18.9
Intangible assets	1,184.7
Goodwill (1)	894.5
Property and equipment	(11.3)
Deferred tax assets	17.9
Unfavorable leases	(7.2)
Deferred tax liabilities	(283.9)
Fair value of consideration transferred	$2,004.8

Identifiable intangible assets	As of December 29, 2018
Licensing agreements	$179.9
Brand	962.2
Wholesale customer relationships	25.0
Franchise agreements	1.5
Favorable lease rights	16.1
Fair value of identifiable intangible assets	$1,184.7

(1)
The book value of GIVI’s net assets reflects Carve out adjustments, as well as IFRS to U.S. GAAP and accounting policy adjustments and is presented on a three-month lag as of September 30, 2018, as disclosed in Note 2. As such, the final goodwill amount that will be recorded in connection with the Acquisition is subject to change due to changes in the book value of GIVI’s assets and liabilities at acquisition date and fluctuations in foreign currency exchange rates.

(2)	The historical book value of intangible assets and deferred rent are reset for purchase accounting adjustments.

Note 7 - Unaudited pro forma combined balance sheet adjustments
The preliminary pro forma adjustments included in the unaudited combined financial information are as follows:

(a)
Reflects the estimated step-up based on the inventory of GIVI. This amount is subject to change based upon management’s final determination of the fair values of finished goods inventories. No adjustment has been made to the pro forma combined statements of operations to reflect this preliminary step-up in inventory value as it is not expected to have a continuing impact on the Company’s financial statements subsequent to the Acquisition;

(b)
Reflects restricted cash amount of $1,914.0 million, which was placed in escrow to finance the Acquisition. Refer to Note 6 and Note 9 details of the preliminary purchase price and financing, respectively;

(c)
Reflects the elimination of the historical deferred rent balance of $21.4 million and the associated assets and liabilities including $3.6 million of prepaid expenses and other current assets, $1.6 million of deferred tax assets, $0.8 million of other assets, and $3.8 million of accrued expenses and other current liabilities;

(d)	Reflects the preliminary purchase accounting adjustment of $11.3 million to write down certain property and equipment to fair value;

(e)
Reflects the net increase in intangible assets based on a preliminary estimated fair value of $1,184.7 million of identifiable intangible assets, partially offset by an elimination of historical intangible assets of $6.5 million (see Note 6). The preliminary estimated fair value allocated to intangible assets primarily consists of brand, licensing agreements, wholesale customer relationships, franchise agreements and favorable lease rights.

(f)
Reflects estimated goodwill related to the Acquisition, which was calculated as the difference between the fair value of the consideration transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The goodwill amount is subject to change due to various factors, including the fair values of assets and liabilities at acquisition date and foreign exchange currency impacts;

(g)
The total transaction costs of approximately $40.6 million consist of approximately $39.6 million to be incurred by the Company and approximately $1.0 million to be incurred by GIVI. Approximately $11.7 million of these transaction costs have been recorded in the Company’s historical consolidated statement of operations for the nine months ended December 29, 2018. The remainder of transaction costs have been reflected in the pro forma balance sheet as an adjustment to accounts payable of $28.9 million. The deferred tax impact of the above adjustments was $8.0 million, using the statutory tax rate in the Italy of 27.9%;

(h)
Deferred tax asset increased by $17.9 million, which includes adjustments associated with net operating losses of $60.9 million, offset in part to reclassifications of $43.0 million to deferred tax liabilities due to jurisdictional netting;

(i)
Represents adjustments to reduce deferred tax assets by $38.7 million and increase uncertain tax positions by $33.4 million, with an offsetting increase to other assets of $72.1 million relating to an indemnification provided by the share purchase agreement;

(j)	Reflects $7.2 million of unfavorable leases based on the preliminary valuation of GIVI’s leases;

(k)
Represents deferred tax liabilities of $326.9 million recorded in connection with purchase accounting adjustments. The actual deferred tax liabilities may differ materially based on changes to the valuation allowance on the combined business which is not included for the purposes of these pro forma financial statements;

(l)	Reflects the elimination of GIVI’s historical equity accounts;

(m)	Represents $90.8 million of share consideration for 2,395,170 of the Company’s ordinary shares provided to the Versace family in exchange for a portion of their cash consideration (see Note 6); and

(n)	Reflects the elimination of GIVI’s historical non-controlling interests of $49.6 million, $48.7 million of which related to Blackstone's interest purchased by the Company.

Actual adjustments may differ materially based on the final determination of fair value and are subject to change;

Note 8 - Unaudited pro forma combined statements of operations adjustments
Adjustments included in the unaudited pro forma combined statements of operations are as follows:

(a)	Represents adjustments to selling, general and administrative expenses associated the amortization of favorable and unfavorable lease assets;

(b)
Reflects the elimination of historical intangible asset amortization expense and the additional straight-line amortization of the intangibles assets that were recognized as a result of the purchase price allocation, based on the following estimated useful lives:

◦	12 year useful lives for licensing agreements;

◦	10 year useful lives for wholesale customer relationships;

◦	9 year useful lives for franchise agreements; and

◦	remaining lease term for key money.
These estimated useful lives were determined based on a review of the time period over which economic benefit is estimated to be generated and other factors, including contractual life, the period over which a majority of cash flow is expected to be generated and/or management’s view based on historical experience with similar assets.
The brand intangible asset is considered to be an indefinite-lived asset and is not subject to amortization;
(c) Represents an adjustment to depreciation expense associated with fair value adjustments to property and equipment;

(d)
Represents the elimination of transaction costs of $11.7 million included in the Company’s historical consolidated financial statements for the nine-month period ended December 29, 2018. There will be no continuing impact of these transaction costs on the consolidated results of operations and, as such, these fees are not included in the unaudited pro forma combined statement of operations;

(e)
In connection with the Acquisition, the Company entered into forward contracts to hedge the currency exposures associated with the cash consideration paid for the Acquisition (refer to Note 9 below for further details). This adjustment is to reverse the $77.4 million loss on settlement of the forward contract, offset in part by a $4.9 million gain on remeasurement of restricted cash between the settlement date and December 29, 2018;

(f)
Represents the tax effect of the adjustments using the applicable statutory tax rate in the jurisdiction to which the adjustments related. The total effective tax rate of the Company after completion could be significantly different depending on the post-closing geographical mix of income and other factors; and

(g)	Reflects the elimination of GIVI’s historical non-controlling interest held by Blackstone, which was purchased by the Company.

Note 9 - Financing adjustments
On September 24, 2018, in connection with the acquisition of Versace, the Company entered into forward foreign currency exchange contracts with a total notional amount of €1.680 billion (approximately $2.001 billion) to mitigate its foreign currency exchange risk through the expected closing date of the acquisition. These derivative contracts were not designated as accounting hedges and, as such, changes in fair value were recorded to foreign currency gain/loss in the Company’s consolidated statement of operations. These contracts were settled on December 21, 2018 as a result of the debt issued in connection with the acquisition of Versace, resulting in a $77.4 million loss recorded within foreign currency gain/loss in the Company’s consolidated statement of operations for the nine months ended December 29, 2018.
On November 15, 2018, the Company entered into a third amended and restated senior unsecured credit facility (the “2018 Credit Facility”) with, among others, JPMorgan Chase Bank, N.A., as administrative agent, which replaced its prior 2017 senior unsecured revolving credit facility.  The 2018 Credit Facility provides for a $1.0 billion revolving credit facility (the “Revolving Credit Facility”), which may be denominated in U.S. Dollars and other currencies, including Euros, Canadian Dollars, Pounds Sterling, Japanese Yen and Swiss Francs. The Revolving Credit Facility also provides sub-facilities for the issuance of letters of credit of up to $75.0 million and swing line loans of up to $75.0 million. The 2018 Credit Facility also provides for a $1.6 billion term loan facility (the “2018 Term Loan Facility”). The 2018 Term Loan Facility is divided into two tranches, an $800.0 million tranche that matures on the second anniversary of the initial borrowing of the term loans and an $800.0 million tranche that matures on the fifth anniversary of the initial borrowing of the term loans. The $800.0 million tranche that matures on the fifth anniversary is required to be repaid on the last business day of March, June, September and December of each year, commencing after the last business day of the first full fiscal quarter after the initial borrowing, in installments equal to 2.50% of the aggregate original principal amount of the term loans. The Company has the right to prepay its borrowings under the 2018 Term Loan Facility at any time in whole or in part. The Revolving Credit Facility expires on November 15, 2023. The Company has the ability to expand its borrowing availability under the 2018 Credit Facility in the form of revolving commitments or term loans by up to an additional $500.0 million, subject to the agreement of the participating lenders and certain other customary conditions.
In connection with the acquisition of Versace on December 21, 2018, the Company borrowed $1.6 billion in term loans under the 2018 Term Loan Facility and $350.0 million under the $1.0 billion Revolving Credit Facility provided for under the 2018 Credit Facility, to pay a portion of the acquisition consideration and other related fees and expenses. The related cash was included in restricted cash within prepaid expenses and other current assets on the Company’s consolidated balance sheet as of December 29, 2018.
The following financing adjustments were made in the unaudited pro forma combined balance sheet and statements of operations:

(a)
The unaudited pro forma combined statements of operations reflect the estimated interest expense attributable to borrowings made under the Revolving Credit Facility and the 2018 Term Loan Facility, including amortization of the related debt issuance costs.

These amounts were calculated using a weighted average interest rate on the indebtedness is 3.85% per annum, based on the actual weighted average rate of the New Revolving Credit Facility and the New Term loan Facility as of December 29, 2018. The stated interest rates may be materially different from the future interest rates incurred based on market conditions in any subsequent periods. A change of 0.125% in the interest rate on the New Revolving Credit Facility and New Term loan Facility would change interest expense on a pro forma basis by $1.8 million for the nine months ended December 29, 2018 and $2.4 million for the year ended March 31, 2018.

(b)
A statutory tax rate of 19% was applied to the interest expense related to the New Revolving Credit Facility and the New Term loan Facility as these are expected to be drawn by Capri Holdings Limited, which is domiciled in the United Kingdom. This was the rate in effect during the periods for which the pro forma statements of operations were presented. The total effective tax rate of Capri after completion of the proposed Acquisition could be significantly different.

Notes 10 - Comparative per share information
The following table sets forth selected historical share information of the Company and unaudited pro forma share information of the Company, after giving effect to the proposed acquisition of Versace. This information should be read in conjunction with (x) the consolidated financial statements of the Company for (i) the nine months ended December 29, 2018 and the related notes thereto, included in the Third Quarter Quarterly Report, and (ii) the fiscal year ended March 31, 2018 and the related notes thereto, included in the Fiscal 2018 Annual Report, and (y) the historical consolidated financial statements of GIVI as of and (i) for the nine months ended September 30, 2018 and the related notes thereto, included in this Current Report, and (ii) the year ended December 31, 2017 and the related notes thereto, included in this Current Report.

	Nine months ended December 29, 2018		Year ended March 31, 2018
	Capri historical	Pro forma combined (1)	Capri historical	Pro forma combined (1)
Earnings per ordinary share
Basic	$3.50	$3.47	$3.89	$3.40
Diluted	$3.46	$3.42	$3.82	$3.34
Weighted average ordinary shares outstanding
Basic	149,420,087	151,815,257	152,283,586	154,678,756
Diluted	151,457,921	153,853,091	155,102,885	157,498,055

(1) The 2,395,170 increase in pro forma basic and diluted pro-forma weighted average ordinary shares for the nine months ended December 29, 2018 and the year ended March 31, 2018 is due to the issuance of the Company's ordinary shares to the Versace family in exchange for a portion of their cash consideration in the Acquisition (see Note 6).